Gratitude Health, Inc. 8-K

Exhibit 3.1

CERTIFICATE OF MERGER MERGING FRESH MARKET MERGER SUB, INC. WITH AND INTO HOME BISTRO, INC.	State of Delaware Secretary of State Division of Corporations Delivered 05:15 FM 04/20/2020 FILED 05:15 PM 04/20/2020 SR 20202986479 - File Number 5317140

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation, organized and existing under and by virtue of the DGCL, hereby certifies that:

1.         The name and state of incorporation of each of the constituent corporations of the merger (the “Constituent Corporations”) are as follows:

NAME	STATE OF INCORPORATION
Fresh Market Merger Sub, Inc.	Delaware
Home Bistro, Inc.	Delaware

2.             An Agreement and Plan of Merger and Reorganization, dated as of April 20, 2020 (the “Agreement of Merger”), by and among each of the Constituent Corporations and Gratitude Health, Inc., a Nevada corporation, setting forth the terms and conditions of the merger of Fresh Market Merger Sub, Inc. with and into Home Bistro, Inc., has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 (and with respect to Fresh Market Merger Sub, Inc., by the written consent of its sole stockholder in accordance with Section 228) of the DGCL.

3.             Home Bistro, Inc. is the surviving corporation in the merger, and the name of the surviving corporation is “Home Bistro, Inc.”

4.            At the effective time of the merger, the Certificate of Incorporation of the surviving corporation shall be amended and restated by reason of the merger to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Amended and Restated Certificate of Incorporation of the surviving corporation until further amended in accordance with the provisions of the DGCL.

5.            The executed Agreement of Merger is on file at 4104 Chase Avenue, Miami Beach, Florida 33140, the place of business of the surviving corporation.

6.          A copy of the Agreement of Merger will be furnished by the surviving corporation on request and without cost to any stockholder of the Constituent Corporations.

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IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer as of the 20th day of April, 2020.

HOME BISTRO, INC.

By:
Name: Zalmi Duchman
Title: Chief Executive Officer

[Signature Page to Certificate of Merger]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HOME BISTRO, INC.

ARTICLE I

The name of the corporation is Home Bistro, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is 100 shares of capital stock all of which shall be designated “Common Stock” and have a par value of $0.001 per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A)       Limitation on Liability. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

(B)        Indemnification,

(i)    Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VII. The Corporation shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person (other than compulsory counterclaims) only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(ii)     Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition, provided however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

(iii)      Claims. If a claim for indemnification or prepayment of expenses under this Section (B) is not paid in full within 30 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or prepayment of expenses under applicable law.

(iv)     Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

(v)    Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity.

(C)         Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act of omission occurring prior to the time of such repeal or modification.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.